Exhibit 99.1

HOST HOTELS & RESORTS, INC. CLOSES $400 MILLION PRIVATE PLACEMENT OF SENIOR NOTES DUE 2017 BY HOST HOTELS & RESORTS, L.P.

BETHESDA, MD; May 11, 2009 – Host Hotels & Resorts, Inc. (NYSE:HST) today announced the closing of the offering of $400 million aggregate principal amount of Series T Senior Notes (the “Notes”) bearing interest at a rate of 9% per year due in 2017, issued by Host Hotels & Resorts, L.P., for whom the Company acts as sole general partner. The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act.

The net proceeds of the offering of approximately $380 million, after taking into account discounts, fees and offering expenses, will be used to repay all of the outstanding $135 million mortgage debt on The Westin Kierland Resort & Spa in 2009, to repay the $200 million currently outstanding on the revolving portion of the Company’s credit facility and for general corporate purposes.

The Notes have not been and will not be registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Note: This press release contains forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees

Host Hotels & Resorts, Inc. News Release	May 11, 2009

of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions and dispositions; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 11, 2009, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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